ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-156695 Dated October 9, 2009

Barrier Optimization Securities with Partial Protection

Tactical Market Exposure to Complement Traditional Investments

UBS AG $•   Securities linked to the Dow Jones-UBS Commodity IndexSM due on or about April 29, 2011

Investment Description

Barrier Optimization Securities with Partial Protection (the “Securities”) are senior unsecured debt securities issued by UBS AG (“UBS”) linked to the performance of the Dow Jones-UBS Commodity IndexSM (the “Underlying Index”), which is comprised of nineteen exchange-traded futures contracts on physical commodities. A detailed description of the Underlying Index is attached to this free writing prospectus as Annex A. The Securities are designed to provide exposure to the potential positive performance of the Underlying Index, subject to the Return Barrier (which will be determined on the Trade Date). If the Index Return is positive and the closing level of the Underlying Index is never greater than the Index Barrier (which will be determined on the Trade Date) on any single trading day during the Observation Period, you will receive an amount equal to the sum of (a) the principal amount of your Securities plus (b) the product of (i) the principal amount of your Securities multiplied by (ii) the Index Return multiplied by (iii) the Participation Rate. If the Index Return is between 0% and -10% inclusive and the closing level of the Underlying Index is never greater than the Index Barrier on any single trading day during the Observation Period, you will receive the principal amount of your Securities. If the Index Return is less than -10% and the closing level of the Underlying Index is never greater than the Index Barrier on any single trading day during the Observation Period, you will receive an amount equal to the principal amount of your Securities reduced by 1% (or a fraction thereof) for each 1% (or a fraction thereof) by which the Index Return is less than -10%. If the closing level of the Underlying Index is greater than the Index Barrier on any single trading day during the Observation Period, you will receive (a) the principal amount of your Securities plus (b) the product of (i) the principal amount of your Securities multiplied by (ii) a Conditional Coupon equal to 10.00%. You may lose up to 90% of your initial investment. The partial principal protection feature applies only if you hold the Securities to maturity. Any payment on the Securities, including any principal protection feature, is subject to the creditworthiness of the Issuer.

Features
☐	Tactical Investment Opportunity: — If you believe the Underlying Index will never close above the Index Barrier on any single trading day during the Observation Period, the Securities provide an opportunity for exposure to positive index returns with reduced exposure to negative index returns at maturity. If the Underlying Index closes above the Index Barrier on any single trading day during the Observation Period, you will only receive a return equal to the contingent payment of 10.00% at maturity and will have no exposure to positive or negative index returns.
☐	Partial Protection Feature: — If you hold the Securities to maturity and the Underlying Index never closes above the Index Barrier on any single trading day during the Observation Period, your investment will be protected from the first 10% decline in the index, subject to the creditworthiness of UBS, and will have 1-for-1 downside exposure to any negative index returns below -10%. If the Underlying Index closes above the Index Barrier on any single trading day during the Observation Period, your investment will be fully principal protected, subject to the creditworthiness of UBS.

Key Dates*

Trade Date	October 27, 2009
Settlement Date	October 30, 2009
Final Valuation Date	April 25, 2011
Maturity Date	April 29, 2011
*	Expected. In the event that we make any changes to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed to ensure that the stated term of the Securities remains the same.
Securities Offered

These preliminary terms relate to Securities linked to the Dow Jones-UBS Commodity IndexSM. The Securities are offered at a minimum investment of one hundred Securities at $10.00 per Security (representing a $1000 investment), and multiples of $10.00, thereafter.

Underlying Index	Return Barrier*	Index Starting Level*	Index Barrier*	CUSIP	ISIN
Dow Jones-UBS Commodity IndexSM	48.00% – 55.00%	•	•	902661289	US9026612898
*	To be set on Trade Date.

See “Additional Information about UBS and the Securities” on page 2. The Securities will have the terms set forth in the Barrier Optimization Securities with Partial Protection (“BOSPP”) product supplement relating to the Securities, the accompanying prospectus and this free writing prospectus, except as described herein. The specific terms described for the offering of the Securities in this free writing prospectus will govern application of the general terms described in the product supplement relating to the Securities and the accompanying prospectus. See “Key Risks” on page 7 and the more detailed “Risk Factors” beginning on page PS-14 of the BOSPP product supplement relating to the Securities for risks related to an investment in the Securities. The Return Barrier feature limits your appreciation potential. If the closing level of the Underlying Index is greater than the Index Barrier on any single trading day during the Observation Period, your payment for each $10.00 of principal amount of your Securities will be limited to (a) $10.00 plus (b) the product of (i) the principal amount of your Securities multiplied by (ii) the Conditional Coupon.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this free writing prospectus, or the accompanying product supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

Offering of Securities	Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the Dow Jones-UBS Commodity IndexSM	•	$10.00	•	$0.175	•	$9.825

UBS Financial Services Inc.	UBS Investment Bank

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Securities and an index supplement for various securities we may offer, including the Securities) with the Securities and Exchange Commission, or SEC, for the offerings to which this free writing prospectus relates. Before you invest, you should read these documents and any other documents relating to the Securities that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC web site at www.sec.gov. Our Central Index Key, or CIK, on the SEC Web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 800-722-7370.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	BOSPP product supplement dated January 13, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000139340109000072/v136652_690298-424b2.htm

♦	Prospectus dated January 13, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000095012309000556/y73628b2e424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Barrier Optimization Securities with Partial Protection” or the “Securities” refer to the Securities that are offered hereby. Also, references to the “BOSPP product supplement” mean the UBS product supplement, dated January 13, 2009, references to the “Index Supplement” mean the UBS Index Supplement, dated January 13, 2009, and references to the “accompanying prospectus” mean the UBS prospectus “Debt Securities and Warrants”, dated January 13, 2009.

Investor Suitability

The Securities may be suitable for you if:

♦	You seek an 18-month investment with a return linked to the return of the Underlying Index and you believe that the Underlying Index will appreciate over the Observation Period and that any appreciation in level is unlikely to exceed the Index Barrier on any single trading day during the Observation Period.
♦	You seek an investment that offers partial (10%) principal protection on the Securities when held to maturity.
♦	You are willing and able to lose 1% of your principal amount of the Securities for every 1% that the Index Return is less than -10% if the Underlying Index never closes above the Index Barrier on any single trading day during the Observation Period.
♦	You are willing to invest in securities the potential return of which is subject to a cap that is equal to the Return Barrier.
♦	You do not seek current income from this investment.
♦	You are willing to hold the Securities to maturity, a term of 18 months, and you are aware that there may be little or no secondary market for the Securities.
♦	You are comfortable with the creditworthiness of UBS, as Issuer of the Securities.
♦	You are willing to accept the risk of fluctuations in commodities prices, in general.

The Securities may not be suitable for you if:

♦	You do not believe the Underlying Index will appreciate over the Observation Period, or you believe the Underlying Index will appreciate over the Observation Period in an amount that exceeds the Index Barrier.
♦	You seek an investment that is 100% principal protected.
♦	You seek an investment the potential return of which is not subject to a cap that is equal to the Return Barrier.
♦	You are unable or unwilling to hold the Securities to maturity.
♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.
♦	You seek current income from your investments.
♦	You seek an investment for which there will be an active secondary market.
♦	You are unable or unwilling to assume the credit risk associated with UBS as Issuer of the Securities.
♦	You are not willing to be exposed to the risk of fluctuations in commodities prices, in general.

Indicative Terms

Issuer	UBS AG, Jersey Branch
Principal Amount per Security	$10.00
Principal Protection Percentage(1)	10%
Term	18 months(2)
Payment at Maturity (per Security)	If the Index Return is positive and the closing level of the Underlying Index is never greater than the Index Barrier on any single trading day during the Observation Period, you will receive an amount equal to the sum of (a) the principal amount of your Securities plus (b) the product of (i) the principal amount of your Securities multiplied by (ii) the Index Return multiplied by (iii) the Participation Rate, as set forth below:
$10.00 + ($10.00 × Index Return × Participation Rate), subject to the Return Barrier.
If the Index Return is between 0% and -10% inclusive and the closing level of the Underlying Index is never greater than the Index Barrier on any single trading day during the Observation Period, you will receive the principal amount of your Securities.
If the Index Return is less than -10% and the closing level of the Underlying Index is never greater than the Index Barrier on any single trading day during the Observation Period, you will receive an amount equal to the principal amount of your Securities reduced by 1% (or a fraction thereof) for each 1% (or a fraction thereof) by which the Index Return is less than -10%, as set forth below:
$10.00 + ($10.00 × Index Return + 10%)
If the closing level of the Underlying Index is greater than the Index Barrier on any single trading day during the Observation Period, you will receive (a) the principal amount of your Securities plus (b) the product of (i) the principal amount of your Securities multiplied by (ii) the Conditional Coupon, as set forth below:
$10.00 + ($10.00 × Conditional Coupon)
Index Return	A percentage equal to:
Index Ending Level – Index Starting Level Index Starting Level
Index Starting Level	The closing level of the Underlying Index on the Trade Date, as determined by the calculation agent
Index Ending Level	The closing level of the Underlying Index on the Final Valuation Date
Observation Period	The period starting on, and including, the Trade Date and ending on, and including, the Final Valuation Date
Index Barrier	Index Starting Level × (1 + Return Barrier)
Return Barrier	48.00% – 55.00% (to be determined on the Trade Date)
Participation Rate	100%
Conditional Coupon	10.00%

Determining Payment at Maturity

Accordingly, if the Index Return is less than -10% and the closing level of the Underlying Index never exceeded the Index Barrier on any single trading day during the Observation Period, you could lose up to 90% of the principal amount of your Securities depending on the percentage by which the Index Return is less than -10%.

(1)	Principal protection is provided by UBS and, therefore, is dependent on the ability of UBS to satisfy its obligations when they come due.
(2)	In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed to ensure that the stated term of the Securities remains the same.

Hypothetical Examples and Return Table of the Securities at Maturity

The following examples and table illustrate the payment at maturity for a $10.00 Security on a hypothetical offering of the Securities, with the following assumptions:*

Principal Amount:	$10.00
Index Starting Level:	127.16
Principal Protection:	10% at maturity
Term:	18 Months
Participation Rate:	100%
Conditional Coupon:	10.00%
Return Barrier:	51.50%
Index Barrier:	192.65, which is 51.50% above the Index Starting Level
Observation Period:	The period starting on, and including, the Trade Date and ending on, and including, the Final Valuation Date
*	The actual Index Starting Level, Return Barrier and Index Barrier for the Securities will be set on the Trade Date.

Example 1 — The Index Ending Level is 165.31 and the closing level of the Underlying Index never exceeded the Index Barrier on any single trading day during the Observation Period

The Index Return is 30%, as set forth below:

Index Ending Level – Index Starting Level

Index Starting Level

 =
165.31 – 127.16

127.16

= 30%

Since the Index Return is positive and the closing level of the Underlying Index never exceeded the Index Barrier on any single trading day during the Observation Period, investors would receive at maturity the principal amount of each Security plus a payment equal to 100% of the Index Return, as set forth below:

Payment at maturity per $10.00
Security principal amount	=	$10.00 + ($10.00 × Index Return × Participation Rate)
	=	$10.00 + ($10.00 × (30% × 100%))
	=	$10.00 + $3.00
	=	$13.00

Example 2 — The Index Ending Level is 116.99 and the closing level of the Underlying Index never exceeded the Index Barrier on any single trading day during the Observation Period

The Index Return is -8%, as set forth below:

Index Ending Level – Index Starting Level

Index Starting Level

 =
116.99 – 127.16

127.16

= -8%

Since the Index Return is between 0% and -10% inclusive and the closing level of the Underlying Index never exceeded the Index Barrier on any single trading day during the Observation Period, investors would receive at maturity the principal amount of each Security:

  Payment at maturity per $10.00 Security principal amount = $10.00

Example 3 — The Index Ending Level is 63.58 and the closing level of the Underlying Index never exceeded the Index Barrier on any single trading day during the Observation Period

The Index Return is -50%, as set forth below:

Index Ending Level – Index Starting Level

Index Starting Level

 =
63.58 – 127.16

127.16

= -50%

Since the Index Return is less than -10% and the closing level of the Underlying Index never exceeded the Index Barrier on any single trading day during the Observation Period, investors would receive at maturity the principal amount of each Security reduced by 1% (or a fraction thereof) for each 1% (or a fraction thereof) by which the Index Return is less than -10%, as set forth below:

Payment at maturity per $10.00 Security principal amount	=	$10.00 + ($10.00 × (Index Return + 10%))
	=	$10.00 + ($10.00 × (-50% + 10%))
	=	$10.00 + ($10.00 × -40%)
	=	$10.00 - $4.00
	=	$6.00

Example 4 — The Index Ending Level is 203.46, which means that the closing level of the Underlying Index exceeded the Index Barrier on at least one trading day during the Observation Period

The Index Return is 60%, as set forth below:

Index Ending Level – Index Starting Level

Index Starting Level

 =
203.46 – 127.16

127.16

= 60%

Since the closing level of the Underlying Index exceeded the Index Barrier on at least one trading day during the Observation Period, investors would receive at maturity (a) the principal amount of each Security plus (b) the product of (i) the principal amount of each Security multiplied by (ii) the Conditional Coupon, as set forth below:

Payment at maturity per $10.00 Security principal amount	=	$10.00 + ($10.00 × Conditional Coupon)
	=	$10.00 + ($10.00 × 10.00%)
	=	$10.00 + $1.00
	=	$11.00

Example 5 — The Index Ending Level is 50.86 and the closing level of the Underlying Index exceeded the Index Barrier on at least one trading day during the Observation Period

The Index Return is -55%, as set forth below:

Index Ending Level – Index Starting Level

Index Starting Level

 =
50.86 – 127.16

127.16

= -60%

Since the closing level of the Underlying Index exceeded the Index Barrier on at least one trading day during the Observation Period, investors would receive at maturity (a) the principal amount of each Security plus (b) the product of (i) the principal amount of each Security multiplied by (ii) the Conditional Coupon, as set forth below:

Payment at maturity per $10.00 Security principal amount	=	$10.00 + ($10.00 × Conditional Coupon)
	=	$10.00 + ($10.00 x 10.00%)
	=	$10.00 + $1.00
	=	$11.00

Hypothetical Return Table of the Securities at Maturity

		No Closing above Index Barrier(1)		Closing above Index Barrier(2)
Index Ending Level	Index Return(3)	Payment at Maturity	Return on Securities at Maturity	Payment at Maturity	Return on Securities at Maturity
254.32	100.0%	N/A	N/A	$11.00	10.00%
241.60	90.0%	N/A	N/A	$11.00	10.00%
228.89	80.0%	N/A	N/A	$11.00	10.00%
216.17	70.0%	N/A	N/A	$11.00	10.00%
203.46	60.0%	N/A	N/A	$11.00	10.00%
192.65	51.5%	N/A	N/A	$11.00	10.00%
178.02	40.0%	$14.00	40.00%	$11.00	10.00%
165.31	30.0%	$13.00	30.00%	$11.00	10.00%
152.59	20.0%	$12.00	20.00%	$11.00	10.00%
139.88	10.0%	$11.00	10.00%	$11.00	10.00%
133.52	5.0%	$10.50	5.00%	$11.00	10.00%
127.16	0%	$10.00	0.00%	$11.00	10.00%
124.62	-2%	$10.00	0.00%	$11.00	10.00%
120.80	-5%	$10.00	0.00%	$11.00	10.00%
116.99	-8%	$10.00	0.00%	$11.00	10.00%
114.44	-10%	$10.00	0.00%	$11.00	10.00%
108.09	-15%	$9.50	-5.00%	$11.00	10.00%
89.01	-30%	$8.00	-20.00%	$11.00	10.00%
76.30	-40%	$7.00	-30.00%	$11.00	10.00%
63.58	-50%	$6.00	-40.00%	$11.00	10.00%
50.86	-60%	$5.00	-50.00%	$11.00	10.00%
38.15	-70%	$4.00	-60.00%	$11.00	10.00%
25.43	-80%	$3.00	-70.00%	$11.00	10.00%
12.72	-90%	$2.00	-80.00%	$11.00	10.00%
0.00	-100%	$1.00	-90.00%	$11.00	10.00%
(1)	The Underlying Index never closes above the Index Barrier on any single trading day during the Observation Period.
(2)	The Underlying Index closes above the Index Barrier on any single trading day during the Observation Period.
(3)	Percentages have been rounded for ease of analysis.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the BOSPP product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦	At maturity, you risk losing some and possibly a majority of your principal — If the Index Return is less than -10% and the Underlying Index never closes above the Index Barrier on any single trading day during the Observation Period, you will lose 1% (or a fraction thereof) of your principal for each 1% (or a fraction thereof) by which the Index Return is less than -10%. Accordingly, if the Underlying Index has declined by more than -10% over the Observation Period, you may lose up to 90% of the principal amount of your Securities.
♦	Partial principal protection only if you hold the Securities to maturity — You should be willing to hold your Securities to maturity. You will be entitled to receive at least 10% of principal amount of your Securities only if you hold your Securities to maturity. The market value of the Securities may fluctuate between the date you purchase them and the Final Valuation Date. If you sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss.
♦	Market risk — The return on the Securities, if any, is linked to the performance of the Underlying Index, and will depend on (1) whether the Index Return is positive or negative and, if negative, whether the Index Return is less than -10% and (2) whether the Underlying Index closes above the Index Barrier on any single trading day during the Observation Period. You will receive less than your principal amount of the Securities if the Index Return is less than -10% and you will receive no more than (a) the principal amount of your Securities plus (b) the product of (i) the principal amount of your Securities multiplied by (ii) the Conditional Coupon if the Underlying Index closes above the Index Barrier on any trading day during the Observation Period.
♦	The Return Barrier limits your potential return — The appreciation potential of the Securities is limited to the Return Barrier, and will be limited to the Conditional Coupon if the Underlying Index closes above the Index Barrier on any trading day during the Observation Period, regardless of the performance of the Underlying Index.
♦	No interest payments or other rights — You will not receive any periodic interest payments on the Securities and you will not have rights that holders of the commodities underlying the exchange-traded futures contracts comprising the Underlying Index (the “Index Commodities”) or exchange-traded funds on the Index Commodities will have.
♦	Credit of the Issuer — The Securities are senior unsecured debt obligations of the Issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any principal protection provided at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive the principal protection or any other amounts owed to you under the terms of the Securities.
♦	There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market will develop for the Securities. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Securities, although they are not required to do so and may stop making a market at any time. If you sell your Securities prior to maturity, you may have to sell them at a substantial discount.
♦	Owning the Securities is not the same as owning the Index Commodities — The return on your Securities may not reflect the return you would realize if you actually owned the Index Commodities. As a holder of the Securities, you will not have any rights with respect to any of the Index Commodities. Any amounts payable on your Securities will be made in cash and you will have no right to receive any of the Index Commodities.
♦	Price prior to maturity — The market price of the Securities will be influenced by many factors, including the level of the Underlying Index, volatilities, dividends, the time remaining to maturity of the Securities, interest rates, geopolitical conditions and economic, political, financial and regulatory or judicial events, and the creditworthiness of UBS. The partial principal protection and potential Index Return will only apply at maturity and the market price of the Securities prior to maturity may not directly correspond with the Index Return of the Underlying Index.
♦	Impact of fees on secondary market prices — Generally, the price of the Securities in the secondary market is likely to be lower than the initial price to public since the initial price to public included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Securities.
♦	Potential UBS impact on level — Trading or transactions by UBS or its affiliates in the Underlying Index and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying Index, may adversely affect the level of the Underlying Index and, therefore, the market value of the Securities.
♦	Potential conflict of interest — UBS and its affiliates actively engage in trading activity related to the Underlying Index, and the Index Commodities. UBS and its affiliates also actively enter into or trade and market securities, swaps, options, derivatives and related instruments which are linked to the performance of Index Commodities or are linked to the performance of the Underlying Index. Certain of UBS’s affiliates may underwrite or issue other securities or financial instruments indexed to the Underlying Index and related indices, and UBS Securities LLC and Dow Jones & Company, Inc. and their affiliates may license the Underlying Index for publication or for use by unaffiliated third parties. These activities could present conflicts of interest and could affect the level of the Underlying Index. The calculation agent, UBS Securities LLC, will determine the payment at maturity based on the observed level of the Underlying Index. The calculation agent can postpone the determination of the Index Ending Level if a market disruption event occurs and is continuing on the Final Valuation Date.

♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities and which may be revised at any time. Any such research, opinions or recommendations could affect the value of the Underlying Index or the Index Commodities, and therefore the market value of the Securities.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your own tax situation.
♦	Historical levels of the Underlying Index should not be taken as an indication of future performance during the term of the Securities — The actual performance of the Underlying Index over the term of the Securities, as well as the amount payable at maturity or upon early redemption, may bear little relation to the historical performance of the Underlying Index. The trading prices of exchange-traded futures contracts on the Index Commodities will determine the level of the Underlying Index on any given trading day or the Final Valuation Date. As a result, it is impossible to predict whether the level of the Underlying Index will rise or fall.
♦	Higher future prices of the Index Commodities relative to their current prices — The Underlying Index is comprised of futures contracts rather than physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the exchange-traded futures contracts that comprise the Underlying Index approach expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October is replaced by a contract for delivery in December. This process is referred to as “rolling.” If the market for these contracts is in “backwardation,” which means the prices are lower in the distant delivery months than in the nearer delivery months, the purchase of the December contract would take place at a price that is lower than the sale price of the October contract. Conversely, if the market for these contracts is in “contango,” which means that the prices are higher in the distant delivery months than in the nearer delivery months, the purchase of the December contract would take place at a price that is higher than the sale price of the October contract. The difference between the prices of the two contracts when they are rolled is sometimes referred to as a “roll yield,” and the change in price that contracts experience while they are components of the Underlying Index is sometimes referred to as a “spot return.” An investor in the Underlying Index cannot receive either the roll yield or the spot return separately.

The presence of contango in the commodity markets could result in negative roll yields, which could adversely affect the value of the Underlying Index. Because of the potential effects of negative roll yields, it is possible for the value of the Underlying Index to decrease significantly over time even when the near-term or spot prices of underlying commodities are stable or increasing. It is also possible, when near-term or spot prices of the underlying commodities are decreasing, for the value of the Underlying Index to decrease significantly over time even when some or all of the constituent commodities are experiencing backwardation.

Certain of the commodities included in the Underlying Index, such as gold, have historically traded in contango markets, and the Underlying Index has experienced periods in which many of the commodities in the Underlying Index are in contango. Although certain of the contracts included in the Underlying Index have historically experienced periods of backwardation, it is possible that such backwardation will not be experienced in the future.

♦	The Underlying Index reflects excess return, not total return — The return on your Securities is based on the performance of the Underlying Index, which reflects the returns that are potentially available through an unleveraged investment in the Index Commodities. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those returns, would also reflect interest that could be earned on funds committed to the trading of the Index Commodities. The return on your Securities will not include such a total return feature or interest component.
♦	Commodity price risks — Trading in futures contracts associated with the Underlying Index is speculative and can be extremely volatile. Market prices of the Index Commodities may fluctuate rapidly based on numerous factors. These factors may affect the level of the Underlying Index and the market value of your Securities in varying ways, and different factors may cause the value of different commodities included in the Underlying Index, and the volatilities of their prices, to move in inconsistent directions and at inconsistent rates.
♦	Potential over-concentration in particular commodity sectors — The commodities underlying the futures contracts included in the Underlying Index are concentrated in a limited number of sectors, particularly energy, agriculture and industrial metals. Investment in the Securities will increase your portfolio’s exposure to fluctuations in the commodity sectors comprising the Underlying Index.
♦	Changes that affect the composition and calculation of the Underlying Index will affect the market value of the Securities — The Underlying Index is overseen and managed by the Dow Jones-UBS Commodity IndexSM Supervisory Committee, in consultation with the Dow Jones-UBS Commodity IndexSM Advisory Committee (together with the Dow Jones-UBS Commodity IndexSM Supervisory Committee, the “Index Committees”). The Dow Jones-UBS Commodity IndexSM Supervisory Committee has a significant degree of discretion regarding the composition and methodology of the Underlying Index, including additions, deletions and the weightings of the Index Commodities, all of which could affect the Underlying Index and, therefore, could affect the amount payable on the Securities at maturity and the market value of the Securities prior to maturity. The Index Committees do not have any obligation to take the needs of any parties to transactions involving the Index, including the holders of the Securities, into consideration when re-weighting or making any other changes to the Underlying Index.

Furthermore, the annual composition of the Underlying Index will be calculated in reliance upon historic price, liquidity and production data that are subject to potential errors in data sources or errors that may affect the weighting of components of the Underlying Index. Any discrepancies that require revision are not applied retroactively but will be reflected in prospective weighting calculations of the Underlying Index for the following year. However, not every discrepancy may be discovered.

The amount payable on the Securities and their market value could also be affected if Dow Jones, in its sole discretion, discontinues or suspends calculation of the Underlying Index in which case it may become difficult to determine the market value of the Securities. If events such as these occur, or if the Index Starting Level or the Index Ending Level are not available because of a market disruption event or for any other reason, the calculation agent — which will initially be UBS Securities LLC, an affiliate of UBS — will make a good faith estimate in its sole discretion of the Index Ending Level that would have prevailed in the absence of the market disruption event. If the calculation agent determines that the publication of the Underlying Index is discontinued and that there is no successor index on the date when the Index Ending Level is required to be determined, the calculation agent will instead make a good faith estimate in its sole discretion of the Index Ending Level by reference to a group of physical commodities, exchange-traded futures contracts on physical commodities or indices and a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Underlying Index.

♦	UBS’s involvement in the Index Committees may conflict with your interest as a holder of the Securities — UBS nominates members of the Index Committees. Consequently, UBS will be involved in the composition and management of the Underlying Index including additions, deletions and the weightings of the Index Commodities or exchange-traded futures contracts on the Index Commodities, all of which could affect the level of the Underlying Index and, therefore, could affect the amount payable on the Securities at maturity and the market value of the Securities prior to maturity. Due to its influence on determinations of the Index Committees, which may affect the market value of the Securities, UBS, as issuer of the Securities, may have a conflict of interest if it participates in or influences such determinations.
♦	An Index Commodity may be replaced upon the occurrence of certain adverse events — A futures exchange may replace or delist a futures contract included in the Underlying Index. Procedures have been established by the Index Committees to address such events, which may include, among other things, a market disruption event (as it pertains to the Underlying Index) or the replacement or delisting of a commodity contract. There can be no assurance, however, that a market disruption event (as it pertains to the Underlying Index), the replacement or delisting of a commodity contract, or any other force majeure event, will not have an adverse or distortive effect on the value of the Underlying Index or the manner in which it is calculated and, therefore, may have any adverse impact on the value of the Securities.
♦	Trading and other transactions by UBS or its affiliates in Index Commodities, futures, options, exchange-traded funds or other derivative products on Index Commodities or the Underlying Index, may impair the market value of the Securities — UBS or its affiliates may hedge their obligations under the Securities by purchasing Index Commodities, futures or options on Index Commodities or the Underlying Index, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of Index Commodities or the Underlying Index, and they may adjust these hedges by, among other things, purchasing or selling Index Commodities, futures, options or exchange-traded funds or other derivative instruments at any time. Although they are not expected to, any of these hedging activities may adversely affect the market price of Index Commodities and the level of the Underlying Index and, therefore, the market value of the Securities. It is possible that UBS or its affiliates could receive substantial returns from these hedging activities while the market value of the Securities declines. UBS or its affiliates may also engage in trading in Index Commodities and other investments relating to Index Commodities or the Underlying Index on a regular basis as part of their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers. Any of these activities could adversely affect the market price of Index Commodities and the level of the Underlying Index and, therefore, the market value of the Securities. UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of Index Commodities or of the Underlying Index. By introducing competing products into the marketplace in this manner, UBS or its affiliates could adversely affect the market value of the Securities.
♦	Suspension or disruptions of market trading in the commodity and related futures markets may adversely affect the value of your Securities — The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single trading day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the level of the Underlying Index and, therefore, the value of your Securities.
♦	The Securities are not regulated by the CFTC — Unlike an investment in the Securities, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be regulated as a commodity pool and its operator may be required to be registered with and regulated by the U.S. Commodity Futures Trading Commission (the “CFTC”) as a “commodity pool operator.” Because the Securities are not interests in a commodity pool, the Securities will not be regulated by the CFTC as a commodity pool, UBS will not be registered with the CFTC as a “commodity pool operator” and you will not benefit from the CFTC’s or any non-United States regulatory authority’s regulatory protections afforded to persons who trade in futures contracts or who invest in regulated commodity pools. The Securities do not constitute investments by you or

UBS on your behalf in futures contracts traded on regulated futures exchanges, which may only be transacted through a person registered with the CFTC as a “futures commission merchant.” UBS is not registered with the CFTC as a “futures commission merchant” and you will not benefit from the CFTC’s or any other non-United States regulatory authority’s regulatory protections afforded to persons who trade in futures contracts on a regulated futures exchange through a registered futures commission merchant.
♦	The Underlying Index will include futures contracts on foreign exchanges that are less regulated than U.S. markets and are subject to risks that do not always apply to U.S. markets — The Underlying Index will include futures contracts on physical commodities on exchanges located outside the United States. The regulations of the CFTC do not apply to trading on foreign exchanges, and trading on foreign exchanges may involve different and greater risks than trading on U.S. exchanges. Certain foreign markets may be more susceptible to disruption than U.S. exchanges due to the lack of a government-regulated clearinghouse system. Trading on foreign exchanges also involves certain other risks that are not applicable to trading on U.S. exchanges. Those risks include varying exchange rates, exchange controls, expropriation, burdensome or confiscatory taxation, moratoriums, and political or diplomatic events.

It will also likely be more costly and difficult for the Index Committees to enforce the laws or regulations of a foreign country or exchange, and it is possible that the foreign country or exchange may not have laws or regulations which adequately protect the rights and interests of investors in the Underlying Index.

♦	The London Metal Exchange’s use of or omission to use price controls may result in limited appreciation but unlimited depreciation in the price of the relevant Index Commodities and, therefore, the value of your Securities — The London Metal Exchange (the “LME”) has no daily price fluctuation limits to restrict the extent of daily fluctuations in the prices of contracts traded on the LME, including the Index Commodities that are traded on the LME. In a declining market, therefore, it is possible that prices for one or more contracts traded on the LME, including the Index Commodities that are traded on the LME, would continue to decline without limitation within a trading day or over a period of trading days. A steep decline in the price of an Index Commodities could have a significant adverse impact on the value of the Underlying Index and, therefore, the value of your Securities.

Moreover, the LME has discretion to impose “backwardation limits” by permitting short sellers who are unable to effect delivery of an underlying commodity and/or borrow such commodity at a price per day that is no greater than the backwardation limit to defer their delivery obligations by paying a penalty in the amount of the backwardation limit to buyers for whom delivery was deferred. Backwardation limits tend to either constrain appreciation or cause depreciation of the prices of futures contracts expiring in near delivery months. For example, in August 2006, in response to a drop in nickel stocks to historically low levels, the LME imposed a backwardation limit on nickel of $300 per tonne per day, which limit was subsequently lifted on November 11, 2006. Similar impositions of backwardation limits in the future could adversely affect the value of the Underlying Index and, therefore, the value of your Securities.

♦	Contracts traded on the LME are exposed to concentration risks beyond those characteristic of futures contracts on U.S. futures exchanges — Futures contracts traded on U.S. futures exchanges generally call for delivery of the physical commodities to which such contracts relate in stated delivery months. In contrast, contracts traded on the LME may call for delivery on a daily, weekly or monthly basis. In the case of the nickel futures contract that is one of the Index Commodities, delivery may be, from the date of the contract, daily in the first three months, weekly in the following three months (i.e., up to the sixth month forward), and monthly in the 21 months thereafter (i.e., up to the 27th month forward). As a result, there may be a greater risk of a concentration of positions in contracts trading on the LME on particular delivery dates than for futures contracts traded on U.S. futures exchanges, since, for example, contracts calling for delivery on a daily, weekly or monthly basis could call for delivery on the same or approximately the same date. Such a concentration of positions, in turn, could cause temporary aberrations in the prices of contracts traded on the LME for delivery dates to which such positions relate. To the extent such aberrations are in evidence on a given valuation date with respect to the price of an Index Commodity, they could adversely affect the value of the Underlying Index and, therefore, the value of your Securities.
♦	Prolonged decline in value in energy oriented materials would have a negative impact on the level of the Underlying Index and the value of your Securities — Approximately 33% of the component commodities on the Underlying Index are energy oriented, including approximately 13.75% in crude oil. Accordingly, a decline in value in such raw materials would adversely affect the level of the Underlying Index and the value of your Securities. Technological advances or the discovery of new oil reserves could lead to increases in world wide production of oil and corresponding decreases in the price of crude oil. In addition, further development and commercial exploitation of alternative energy sources, including solar, wind or geothermal energy, could lessen the demand for crude oil products and result in lower prices. Absent amendment of the Underlying Index to lessen or eliminate the concentration of existing energy contracts in the Underlying Index or to broaden the Underlying Index to account for such developments, the level of the Underlying Index and the value of your Securities could decline.

Dow Jones-UBS Commodity IndexSM

The following information on the Dow Jones-UBS Commodity IndexSM provided in this document should be read together with the discussion related to the Dow Jones-UBS Commodity IndexSM that is attached to this free writing prospectus as Annex A.

Set forth below is a current list of the Index Commodities comprising the Underlying Index, together with their respective symbols, exchanges, target weights for 2009 and actual weights as of October 6, 2009:

Commodity	Contract	Units	Exchange	Individual Component Target Weights	Individual Component Actual Weights
Natural Gas	Henry Hub Natural Gas	10,000 mmbtu	NYMEX	11.89%	8.11%
Crude Oil	Light, Sweet Crude Oil	1,000 barrels	NYMEX	13.75%	16.90%
Gasoline	Reformulated Blendstock for Oxygen Blending	42,000 gallons	NYMEX	3.71%	4.82%
Heating Oil	Heating Oil	42,000 gallons	NYMEX	3.65%	3.50%
Live Cattle	Live Cattle	40,000 lbs	CME	4.29%	3.43%
Lean Hogs	Lean Hogs	40,000 lbs	CME	2.40%	1.52%
Wheat	Wheat	5,000 bushel	CBOT	4.80%	2.96%
Corn	Corn	5,000 bushels	CBOT	5.72%	4.04%
Soybeans	Soybeans	5000 bu	CBOT	7.60%	5.74%
Soybean Oil	Soybean Oil	60,000 lbs	CBOT	2.88%	2.24%
Aluminum	High Grade Primary Aluminum	25 metric tons	LME	7.00%	6.54%
Copper	Copper	25,000 lbs	COMEX	7.31%	11.06%
Zinc	Special High Grade Zinc	25 metric tons	LME	3.14%	3.83%
Nickel	Primary Nickel	6 metric tons	LME	2.88%	3.49%
Gold	Gold	100 troy oz.	COMEX	7.86%	7.98%
Silver	Silver	5000 troy oz.	COMEX	2.89%	3.70%
Sugar	World Sugar No. 11	112,000 lbs	NYBOT	2.99%	4.93%
Cotton	Cotton	50,000 lbs	NYBOT	2.27%	2.36%
Coffee	Coffee “C”	37,500 lbs	NYBOT	2.97%	2.86%

The commodity sectors included in the Underlying Index beginning in January 2009, and their target weights for 2009, are as follows:

Index Breakdown by Commodity Group

Commodity Group:	Commodities:
Energy	Crude Oil Heating Oil Natural Gas Unleaded Gasoline
Precious Metals	Gold Platinum Silver
Industrial Metals	Aluminum Copper Lead Nickel Tin Zinc
Livestock	Lean Hogs Live Cattle
Grains	Corn Soybeans Wheat
Softs	Cocoa Coffee Cotton Sugar
Vegetable Oil	Soybean Oil

Historical Closing Levels of the Underlying Index

Any historical upward or downward trend in the level of the Underlying Index during any period shown below is not an indication that the level of the Underlying Index is more or less likely to increase or decrease at any time during the term of the Securities. The historical Underlying Index levels do not give an indication of future performance of the Underlying Index. UBS cannot make any assurance that the future performance of the Underlying Index or the index commodities will result in holders of the Securities receiving a positive return on their investment. The closing level of the Underlying Index on October 7, 2009 was 127.16. The actual Index Starting Level will be the closing level of the Underlying Index on the Trade Date.

Historical Information

The table below shows the performance of the underlying index from December 31, 1998 through October 7, 2009.

Underlying Index Historical Results for the period December 31, 1998 through October 7, 2009
Year	Ending Level	Annual Return
1998	77.80
1999	92.27	18.60%
2000	114.61	24.21%
2001	89.03	-22.32%
2002	110.28	23.86%
2003	135.27	22.66%
2004	145.60	7.64%
2005	171.15	17.54%
2006	166.51	-2.71%
2007	184.96	11.08%
2008	117.24	-36.61%
2009 (through October 7)	127.16	8.46%

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

The table below shows the performance of the Underlying Index from July 31, 1998 through October 7, 2009 in comparison with three traditional commodities indices: the UBS Bloomberg Constant Maturity Commodity Index Excess Return (“CMCI Excess Return”), S&P GSCI® Excess Return Index (“S&P GSCI® Excess Return”) and the Rogers International Commodity Index® — Excess Return (“Rogers Excess Return”).

	Index	CMCI Excess Return*	S&P GSCI® Excess Return	Rogers Excess Return
Total Return	38.95%	175.53%	27.21%	117.10%
Annualized Return	2.98%	9.41%	2.17%	7.17%

Pro forma and historical results for the period from July 31, 1998 through October 7, 2009.

*	The data for the CMCI Excess Return for the period prior to its inception in January 2007 is pro forma and is derived by using the index’s calculation methodology with historical prices.

Historical information presented is as of October 7, 2009 and is furnished as a matter of information only. Historical performance of the Underlying Index is not an indication of future performance. Future performance of the Underlying Index may differ significantly from historical performance, either positively or negatively.

The graph below illustrates the performance of the Underlying Index from July 31, 1998 to October 7, 2009 in comparison to the CMCI Excess Return, the S&P GSCI® Excess Return and the Rogers Excess Return.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

What are the tax consequences of the Securities?

The following is a general description of certain United States tax considerations relating to the Securities. It does not purport to be a complete analysis of all tax considerations relating to the Securities. Prospective purchasers of the Securities should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the Securities and receiving payments of interest, principal and/or other amounts under the Securities. This summary is based upon the law as in effect on the date of this free writing prospectus and is subject to any change in law that may take effect after such date.

The discussion below supplements the discussion under “U.S. Tax Considerations” in the attached prospectus. This discussion applies to you only if you hold your Securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

♦	a dealer in securities,
♦	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,
♦	a bank,
♦	a life insurance company,
♦	a tax-exempt organization,
♦	a person that owns Securities as part of a straddle or a hedging or conversion transaction for tax purposes, or
♦	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the Securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Securities should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Securities.

Except as otherwise noted under “Non-United States Holders” below, this discussion is only applicable to you if you are a United States Holder. You are a United States holder if you are a beneficial owner of a Security and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

NO STATUTORY, REGULATORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE SECURITIES SHOULD BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE SECURITIES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISER AS TO THE TAX CONSEQUENCES OF HAVING AGREED TO THE REQUIRED TAX TREATMENT OF YOUR SECURITIES DESCRIBED BELOW AND AS TO THE APPLICATION OF STATE, LOCAL, OR OTHER TAX LAWS TO YOUR INVESTMENT IN YOUR SECURITIES.

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Securities as a pre-paid derivative contract with respect to the Underlying Index and the terms of your Securities require you and us (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat your Securities for all tax purposes in accordance with such characterization. This characterization relies, in part, on the fact that the Securities have a term of just over one year and our understanding that the Securities will be marketed primarily to cash-basis taxpayers for U.S. federal income tax purposes. If your Securities are so treated, it would be reasonable for you to recognize capital gain or loss upon the sale, redemption or maturity of your Securities in an amount equal to the difference between the amount realized at such time and your tax basis in the Securities. In general, your tax basis in your Securities would be equal to the price you paid for it. Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the property is held more than one year. The deductibility of capital losses is subject to limitations. Your holding period for your Securities will generally begin on the date after the issue date (i.e., the settlement date) for your Securities and, if you hold your Securities until maturity, your holding period will generally include the maturity date.

Alternative Treatments.  It is possible that the Internal Revenue Service could seek to characterize your Securities under current law in a manner that results in tax consequences that are different from those described above. Moreover, the tax consequences to you are particularly uncertain if the Underlying Index closes above the Index Barrier on at least one trading day during the Observation Period (a “Barrier Breach”). For example, if a Barrier Breach occurs, the Internal Revenue Service could assert that you should be treated as if you exchanged your derivative contract with respect to the Underlying Index for a zero-coupon debt instrument. If you are so treated, you may be required to recognize gain or loss at such time and you may further be required to currently accrue ordinary income over the remaining term of the Securities or treat any amount attributable to the Conditional Coupon as ordinary income upon the sale or maturity of your Securities. Moreover, even if a deemed exchange is not deemed to occur following a Barrier Breach, you may still be required to recognize all or a portion of the amount of the Conditional Coupon at such time or over the remaining term of the Securities and any amount attributable to the Conditional Coupon may be treated as ordinary income. If you purchase the Securities after a Barrier Breach, the risk of a recharacterization of the Securities as a zero-coupon debt instrument and a tax treatment different than that described above is heightened and you are strongly urged to consult your tax advisor.

The Internal Revenue Service has released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Moreover, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

In addition, it is possible that your Securities could be treated as a debt instrument subject to the special tax rules governing contingent debt instruments. If your Securities are so treated, you would be required to accrue interest income over the term of your Securities based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Securities. You would recognize gain or loss upon the sale, exchange or maturity of your Securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Securities. In general, your adjusted basis in your Securities would be equal to the amount you paid for your Securities, increased by the amount of interest you previously accrued with respect to your Securities. Any gain you recognize upon the sale, exchange or maturity of your Securities would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Securities, and thereafter, would be capital loss.

If your Securities are treated as a contingent debt instrument and you purchase your Securities in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of your Securities, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your Securities in the secondary market, you should consult your tax advisor as to the possible application of such rules to you.

Because of the absence of authority regarding the appropriate tax characterization of your Securities, it is possible that the Internal Revenue Service could seek to characterize your Securities in a manner that results in tax consequences to you that are different from those described above. For example, it is possible that the Internal Revenue Service could assert that Section 1256 of the Internal Revenue Code should apply to your Securities or a portion of your Securities. If Section 1256 were to apply to your Securities, gain or loss recognized with respect to your Securities (or the relevant portion of your Securities) would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the Securities. You would also be required to mark your Securities (or a portion of your Securities) to market at the end of each year (i.e., recognize gain or loss as if the Securities or the relevant portion of the Securities had been sold for fair market value). In addition, the Internal Revenue Service could possibly assert that (i) you should be treated as owning the components of the Underlying Index, (ii) you should be required to recognize taxable gain upon a rollover or rebalancing of the Underlying Index, (iii) you should be required to accrue interest income over the term of your Securities or (iv) any gain or loss that you recognize upon the sale, exchange or maturity of your Securities should be treated as an ordinary gain or loss. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your Securities for U.S. federal income tax purposes.

Treasury Regulations Requiring Disclosure of Reportable Transactions.  Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on Internal Revenue Service Form 8886. An investment in the Securities or a sale of the Securities should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Securities or a sale of the Securities to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Securities.

Backup withholding and Information Reporting.  If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

♦	any payments of proceeds including redemption at maturity on a Security within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and
♦	the payment of the proceeds from the sale of a Security effected at a United States office of a broker.

Additionally, backup withholding will apply to such payments if you are a noncorporate United States holder that:

♦	fails to provide an accurate taxpayer identification number,
♦	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or
♦	in certain circumstances, fails to comply with applicable certification requirements.

Payment of the proceeds from the sale of a Security effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of a Security that is effected at a foreign office of a broker will generally be subject to information reporting and backup withholding if:

♦	the proceeds are transferred to an account maintained by you in the United States,
♦	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or
♦	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations.

In addition, a sale of a Security effected at a foreign office of a broker will generally be subject to information reporting if the broker is:

♦	a United States person,
♦	a controlled foreign corporation for United States tax purposes,
♦	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or
♦	a foreign partnership, if at any time during its tax year:
♦	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or
♦	such foreign partnership is engaged in the conduct of a United States trade or business.

Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

Non-United States Holders.  If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your Securities but you may be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities unless you comply with certain certification and identification requirements as to your foreign status.

Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Financial Reporting Standards and translated into U.S. dollars.

As of June 30, 2009 (unaudited)	CHF	USD
	(in millions)
Debt
Debt issued(1)	265,114	244,158
Total Debt	265,114	244,158
Minority Interest(2)	8,011	7,378
Shareholders’ Equity	33,545	30,894
Total capitalization	306,670	282,429

(1)	Includes Money Market Paper and Medium Term Securities as per Balance Sheet position based on remaining maturities.
(2)	Includes Trust preferred securities.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.92095 (the exchange rate in effect as of June 30, 2009).

Supplemental Plan of Distribution

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of NASD Rule 2720. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 2720. Consequently, the offering is being conducted in compliance with the provisions of Rule 2720. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Structured Product Categorization

To help investors identify appropriate Structured Products (“Structured Products”), UBS organizes its Structured Products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Securities are classified by UBS as an Optimization Strategy for this purpose. The description below is intended to describe generally the four categories of Structured Products and the types of principal protection that may be offered on those products. This description should not be relied upon as a description of any particular Structured Product.

♦	Protection Strategies are structured to provide investors with a high degree of principal protection, periodic coupons or a return at maturity with the potential to outperform traditional fixed income instruments. These Structured Products are designed for investors with low to moderate risk tolerances.
♦	Optimization Strategies are structured to optimize returns or yield within a specified range. These Structured Products are designed for investors with moderate to high risk tolerances. Optimization Strategies may be structured to provide no principal protection, partial protection or contingent protection.
♦	Performance Strategies are structured to be strategic alternatives to index funds or ETFs or to allow efficient access to new markets. These Structured Products are designed for investors with moderate to high risk tolerances. Performance Strategies may be structured to provide no principal protection, partial protection or contingent protection.
♦	Leverage Strategies are structured to provide leveraged exposure to the performance of an underlying asset. These Structured Products are designed for investors with high risk tolerances.

“Partial protection”, if applicable, provides principal protection against a decline in the price or level of the underlying asset down to a specified threshold; investors will lose 1% of principal for every 1% decline in the price or level of the underlying asset below the specified threshold.

“Contingent protection”, if applicable, provides principal protection at maturity as long as the price or level of the underlying asset does not trade below a specified threshold; if the price or level of the underlying asset does decline below the specified threshold at any time during the term of the Securities, all principal protection is lost and the investor will have full downside exposure to the price or level of the underlying asset.

In order to benefit from any type of principal protection, investors must hold the Securities to maturity.

Classification of Structured Products into categories is for informational purposes only and is not intended to guarantee particular results or performance.

Annex A

Dow Jones-UBS Commodity IndexSM

The following is a description of the Dow Jones-UBS Commodity IndexSM (the “DJ-UBS Commodity Index”), including, without limitation, its make-up, method of calculation and changes in its components. The information in this description has been taken from (i) publicly available sources and (ii) a summary of the Dow Jones-UBS Commodity IndexSM Handbook (a document that is considered proprietary to Dow Jones and UBS and is available at http://www.djindexes.com/ubs/index.cfm?go=handbook). Such information reflects the policies of, and is subject to change by, Dow Jones and UBS. We accept responsibility as to the correct reproduction of the information in (ii) above. UBS has not independently verified information from publicly available sources described above in clause (i). You, as an investor in the Securities, should make your own investigation into the DJ-UBS Commodity Index and Dow Jones. Neither Dow Jones nor any of the Dow Jones-UBS Commodity IndexSM Supervisory and Advisory Committees and/or members of the Supervisory and Advisory Committees are involved in the offer of the Securities in any way and have no obligation to consider your interests as a holder of the Securities. However, employees of UBS, the issuer of the Securities, are members of the Dow Jones-UBS Commodity IndexSM Supervisory and Advisory Committees and its affiliates are involved in the public offering and sale of the Securities and may be engaged in secondary market making transactions in the Securities. Dow Jones has no obligation to continue to publish the DJ-UBS Commodity Index, and may discontinue publication of the DJ-UBS Commodity Index at any time in its sole discretion.

Overview

UBS Securities LLC acquired AIG Financial Product Corp.’s commodity business as of May 6, 2009. As a result of the sale of AIG Financial Product Corp.’s commodity business to UBS Securities LLC, the Dow Jones-AIG Commodity IndexesSM have been re-branded as the Dow Jones-UBS Commodity IndexesSM effective May 7, 2009.

The DJ-UBS Commodity Index was introduced in July 1998 to provide unique, diversified, economically rational and liquid benchmarks for commodities as an asset class. The DJ-UBS Commodity Index currently is composed of the prices of nineteen exchange-traded futures contracts on physical commodities. An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. For a general description of the commodity future markets, see “ — The Commodity Futures Markets” below. The commodities included in the DJ-UBS Commodity Index for 2009 are as follows: aluminum, coffee, copper, corn, cotton, crude oil, gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybeans, soybean oil, sugar, unleaded gas (RBOB), wheat and zinc.

The DJ-UBS Commodity Index is a proprietary index that Dow Jones, in conjunction with UBS, calculates. The methodology for determining the composition and weighting of the DJ-UBS Commodity Index and for calculating its value is subject to modification by Dow Jones and UBS at any time.

UBS and its affiliates actively trade futures contracts and options on futures contracts on the commodities that underlie the DJ-UBS Commodity Index, including commodities included in the DJ-UBS Commodity Index. UBS and its affiliates also actively enter into or trade and market securities, swaps, options, derivatives and related instruments which are linked to the performance of commodities or are linked to the performance of the DJ-UBS Commodity Index. Certain of UBS's affiliates may underwrite or issue other securities or financial instruments indexed to the DJ-UBS Commodity Index and related indices, and UBS and Dow Jones and their affiliates may license the DJ-UBS Commodity Index for publication or for use by unaffiliated third parties. These activities could present conflicts of interest and could affect the level of the DJ-UBS Commodity Index. For instance, a market maker in a financial instrument linked to the performance of the DJ-UBS Commodity Index may expect to hedge some or all of its position in that financial instrument. Purchase (or selling) activity in the underlying DJ-UBS Commodity Index components in order to hedge the market maker's position in the financial instrument may affect the market price of the futures contracts included in the DJ-UBS Commodity Index, which in turn may affect the value of the DJ-UBS Commodity Index. With respect to any of the activities described above, none of UBS, Dow Jones or their respective affiliates has any obligation to take the needs of any buyers, sellers or holders of the Securities into consideration at any time.

The Dow Jones-UBS Commodity IndexSM Supervisory and Advisory Committees

Dow Jones and UBS have established the Dow Jones-UBS Commodity IndexSM Supervisory and Advisory Committees to assist them in connection with the operation of the commodity indices published by Dow Jones and UBS, including the DJ-UBS Commodity Index. The Supervisory Committee is comprised of three members, two of whom are appointed by UBS and one of whom is appointed by Dow Jones. The Advisory Committee consists of six to twelve members drawn from the financial and academic communities. The Supervisory Committee holds ordinary meetings annually to consider any changes to be made to the Index for the coming year. The Supervisory Committee may also meet at such other times as may be necessary. The Supervisory Committee is supported by the Advisory Committee, whose role is to advise the Supervisory Committee on a non-binding basis on Index composition, accuracy, transparency and methodology, and to make non-binding proposals from time to time with respect to the Index. The Supervisory Committee may adopt or reject any recommendation made by the Advisory Committee or any other proposals.

As described in more detail below, the DJ-UBS Commodity Index is reweighted and rebalanced each year on a price-percentage basis. The annual weightings for the DJ-UBS Commodity Index are determined each year by UBS under the supervision of the Dow Jones-UBS Commodity IndexSM Supervisory Committee. Following the Dow Jones-UBS Commodity IndexSM Supervisory Committee’s annual meeting, the annual weightings are publicly announced and take effect in the January following the announcement. The Supervisory and Advisory Committees may also meet at such other times as may be necessary for purposes of their respective responsibilities in connection with oversight of the DJ-UBS Commodity Index.

The Supervisory Committee has a significant degree of discretion in making determinations relating to the Index. The Supervisory Committee may exercise this discretion as it determines to be most appropriate.

Four Main Principles Guiding the Creation of the DJ-UBS Commodity Index

The DJ-UBS Commodity Index was created using the following four main principles:

♦	Economic significance. A commodity index should fairly represent the importance of a diversified group of commodities to the world economy. To achieve a fair representation, the DJ-UBS Commodity Index uses both liquidity data and dollar-weighted production data in determining the relative quantities of included commodities.

The DJ-UBS Commodity Index primarily relies on liquidity data, or the relative amount of trading activity of a particular commodity, as an important indicator of the value placed on that commodity by financial and physical market participants. The DJ-UBS Commodity Index also relies on production data as a useful measure of the importance of a commodity to the world economy. Production data alone, however, may underestimate the economic significance of storable commodities (e.g., gold) relative to non-storable commodities (e.g., live cattle). Production data alone also may underestimate the investment value that financial market participants place on certain commodities, and/or the amount of commercial activity that is centered around various commodities. Additionally, production statistics alone do not necessarily provide as accurate a blueprint of economic importance as the pronouncements of the markets themselves. The DJ-UBS Commodity Index thus relies on data that is both endogenous to the futures market (liquidity) and exogenous to the futures market (production) in determining relative weightings.

♦	Diversification. A second major goal of the DJ-UBS Commodity Index is to provide diversified exposure to commodities as an asset class. Disproportionate weightings of any particular commodity or sector increase volatility and negate the concept of a broad-based commodity index. Instead of diversified commodities exposure, the investor is unduly subjected to micro-economic shocks in one commodity or sector. As described further below, diversification rules have been established and are applied annually. Additionally, the DJ-UBS Commodity Index is re-balanced annually on a price-percentage basis in order to maintain diversified commodities exposure over time.
♦	Continuity. The third goal of the DJ-UBS Commodity Index is to be responsive to the changing nature of commodity markets in a manner that does not completely reshape the character of the Index from year to year. The DJ-UBS Commodity Index is intended to provide a stable benchmark, so that end-users may be reasonably confident that historical performance data (including such diverse measures as correlation, spot yield, roll yield and volatility) is based on a structure that bears some resemblance to both the current and future composition of the DJ-UBS Commodity Index.
♦	Liquidity. Another goal of the DJ-UBS Commodity Index is to be highly liquid. The explicit inclusion of liquidity as a weighting factor helps to ensure that the indices can accommodate substantial investment flows. The liquidity of an index affects transaction costs associated with current investments. It also may affect the reliability of historical price performance data.

These principles represent goals of the DJ-UBS Commodity Index and its co-sponsors, and there can be no assurance that these goals will be reached by either Dow Jones or UBS.

Composition of the DJ-UBS Commodity Index

The following methodology was previously employed by Dow Jones and AIG-FP, and continues to be employed by Dow Jones and UBS, in determining the composition of the DJ-UBS Commodity Index. Prior to the last meeting of Dow Jones-UBS Commodity IndexSM Supervisory and Advisory Committees and subsequent to the rebalancing of the DJ-UBS Commodity Index in January 2009, UBS Securities LLC acquired AIG-FP’s commodity business. As a result, references in this section, “Composition of the DJ-UBS Commodity Index,” to UBS shall refer to future actions taken by UBS pursuant to these directives after May 6, 2009, the date on which the AIG-FP commodity business was acquired.

Commodities Available for Inclusion in the DJ-UBS Commodity Index

The commodities that have been selected for possible inclusion in the DJ-UBS Commodity Index are believed by Dow Jones and UBS to be sufficiently significant to the world economy to merit consideration for inclusion in the Indices, and each such commodity is the subject of a qualifying related futures contract (a “Designated Contract”).

With the exception of several London Metal Exchange (“LME”) contracts, where UBS believes that there exists more than one futures contract with sufficient liquidity to be chosen as a Designated Contract for a commodity, UBS selects the futures contract that is traded in North America and denominated in dollars. If more than one such contract exists, UBS selects the most actively traded contract. This process is reviewed by the Supervisory and Advisory Committees. Data concerning this Designated Contract will be used to calculate the DJ-UBS Commodity Index. The termination or replacement of a futures contract on an established exchange occurs infrequently; if a Designated Contract were to be terminated or replaced, a comparable futures contract would be selected, if available, to replace that Designated Contract.

The 23 potential commodities that may be included in the DJ-UBS Commodity Index in a given year currently are aluminum, cocoa, coffee, copper, corn, cotton, crude oil, gold, heating oil, lead, cattle, hogs, natural gas, nickel, platinum, silver, soybeans, soybean oil, sugar, tin, unleaded gasoline, wheat and zinc.

Designated Contracts

The Designated Contracts for the commodities included in the DJ-UBS Commodity Index for 2009 are as follows:

Industry Breakdown by Commodity

Target Weights as of January 2009

Natural Gas	11.89%
Crude Oil	13.75%
RBOB	3.71%
Heating Oil	3.65%
Live Cattle	4.29%
Lean Hogs	2.40%
Wheat	4.80%
Corn	5.72%
Soybeans	7.60%
Aluminum	7.00%
Copper	7.31%
Zinc	3.14%
Nickel	2.88%
Gold	7.86%
Silver	2.89%
Sugar	2.99%
Cotton	2.27%
Coffee	2.97%
Soybean Oil	2.88%

In addition to the commodities set forth in the above table, cocoa, lead, platinum and tin also are considered for inclusion in the DJ-UBS Commodity Index.

Commodity Groups

For purposes of applying the diversification rules discussed above and below, the commodities available for inclusion in the DJ-UBS Commodity Index are assigned to Commodity Groups. The Commodity Groups currently include Energy, Precious Metals, Industrial Metals, Livestock, Grains, Vegetable Oil and Softs.

The commodity sectors included in the Underlying Index beginning in January 2009, and their target weights for 2009, are as follows:

Index Breakdown by Commodity Group

Commodity Group:	Commodities:
Energy	Crude Oil Heating Oil Natural Gas Unleaded Gasoline
Precious Metals	Gold Platinum Silver
Industrial Metals	Aluminum Copper Lead Nickel Tin Zinc
Livestock	Lean Hogs Live Cattle
Grains	Corn Soybeans Wheat
Softs	Cocoa Coffee Cotton Sugar
Vegetable Oil	Soybean Oil

Determination of Relative Weightings

The relative weightings of the component commodities included in the DJ-UBS Commodity Index are determined annually according to both liquidity and dollar-adjusted production data in -2/3 and -1/3 shares, respectively. For each commodity designated for potential inclusion in the DJ-UBS Commodity Index, liquidity is measured by the Commodity Liquidity Percentage (“CLP”) and production by the Commodity Production Percentage (“CPP”). The CLP for each commodity is determined by taking a five-year average of the product of trading volume and the historic dollar value of the Designated Contract for that commodity, and dividing the result by the sum of such products for all commodities which were designated for potential inclusion in the applicable index. The CPP is determined for each commodity by taking a five-year average of annual world production figures, adjusted by the historic dollar value of the Designated Contract, and dividing the result by the sum of such production figures for all the commodities which were designated for potential inclusion in the applicable index. The CLP and the CPP are then combined (using a ratio of 2:1) to establish the Commodity Index Percentage (“CIP”) for each commodity. This CIP is then adjusted in accordance with certain diversification rules in order to determine the Index Commodities and their respective percentage weights.

Diversification Rules

The DJ-UBS Commodity Index is designed to provide diversified exposure to commodities as an asset class. To ensure that no single commodity or commodity sector dominates the DJ-UBS Commodity Index, the following diversification rules are applied to the annual reweighting and rebalancing of the DJ-UBS Commodity Index as of January of the applicable year:

♦	No related group of commodities designated as a Commodity Group may constitute more than 33% of the DJ-UBS Commodity Index.
♦	No single commodity may constitute more than 15% of the DJ-UBS Commodity Index.
♦	No single commodity, together with its derivatives (e.g., crude oil, together with heating oil and unleaded gasoline), may constitute more than 25% of the DJ-UBS Commodity Index.
♦	No single commodity that is in the DJ-UBS Commodity Index may constitute less than 2% of the DJ-UBS Commodity Index.

Following the annual reweighting and rebalancing of the DJ-UBS Commodity Index in January, the percentage of any single commodity or group of commodities at any time prior to the next reweighting or rebalancing will fluctuate and may exceed or be less than the percentages set forth above.

Commodity Index Multipliers

Following application of the diversification rules discussed above, CIPs are incorporated into the DJ-UBS Commodity Index by calculating the new unit weights for each DJ-UBS Commodity Index Commodity. Near the beginning of each new calendar year (the “CIM Determination Date”), the CIPs, along with the settlement prices on that date for Designated Contracts included in the DJ-UBS Commodity Index, are used to determine a Commodity Index Multiplier (“CIM”) for each DJ-UBS Commodity Index Commodity. This CIM is used to achieve the percentage weightings of the commodities included in the DJ-UBS Commodity Index, in dollar terms, indicated by their respective CIPs. After the CIMs are calculated, they remain fixed throughout the year. As a result, the observed price percentage of each DJ-UBS Commodity Index Commodity will float throughout the year, until the CIMs are reset the following year based on new CIPs.

Calculations

The DJ-UBS Commodity Index is calculated by Dow Jones, in conjunction with UBS, by applying the impact of the changes to the futures prices of commodities included in the DJ-UBS Commodity Index (based on their relative weightings). Once the CIMs are determined as discussed above, the calculation of the Indices is a mathematical process Dow Jones disseminates the DJ-UBS Commodity Index level approximately every fifteen seconds (assuming the DJ-UBS Commodity Index level has changed within such fifteen-second interval) from 8:00 a.m. to 3:00 p.m. (New York time), and publishes a daily DJ-UBS Commodity Index level at approximately 4:00 p.m. (New York time) on each DJ-UBS Business Day on Reuters page DJUBS1. DJ-UBS Commodity Index levels can also be obtained from the official website of Dow Jones and are also published in The Wall Street Journal.

The DJ-UBS Commodity Index is a Rolling Index

The DJ-UBS Commodity Index is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for the delivery of the underlying physical commodity. In order to avoid delivering the underlying physical commodities and to maintain exposure to the underlying physical commodities, periodically futures contracts on physical commodities specifying delivery on a nearby date must be sold and futures contracts on physical commodities that have not yet reached the delivery period must be purchased. The rollover for each contract occurs over a period of five DJ-UBS Business Days each month according to a pre-determined schedule. This process is known as “rolling” a futures position. The DJ-UBS Commodity Index is a “rolling index.”

DJ-UBS Commodity Index Calculation Disruption Events

From time to time, disruptions can occur in trading futures contracts on various commodity exchanges. The daily calculation of an index will be adjusted in the event that UBS determines that any of the following index calculation disruption events exists:

(a)	the termination or suspension of, or material limitation or disruption in the trading of any futures contract used in the calculation of the index on that day,
(b)	the settlement price of any futures contract used in the calculation of the index reflects the maximum permitted price change from the previous day's settlement price,
(c)	the failure of an exchange to publish official settlement prices for any futures contract used in the calculation of the index, or
(d)	with respect to any futures contract used in the calculation of the DJ-UBS Commodity Index that trades on the LME, a business day on which the LME is not open for trading.

Joint Marketing Agreement

“Dow Jones®”, “DJ”, “UBS”, “Dow Jones-UBS Commodity IndexSM”, “Dow Jones-UBS Commodity Index Total ReturnSM”, “DJ-UBS CI” and “DJ-UBS CITR” are service marks of Dow Jones and UBS, as the case may be, and have been licensed for use for certain purposes by UBS, if applicable.

Dow Jones and UBS have entered into a joint marketing agreement providing for the license to UBS, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use certain service marks owned by Dow Jones in connection with certain products, including the Securities.

The joint marketing agreement between Dow Jones and UBS provides that the following language must be set forth in this prospectus supplement: Neither Dow Jones nor UBS makes any representation or warranty, express or implied, to the owners of or counterparts to the Securities or any member of the public regarding the advisability of investing or trading in securities or commodities generally or in the Securities particularly. Dow Jones is a licensor of certain trademarks, trade names and service marks of Dow Jones, and a calculator and distributor of the DJ-UBS CI and the DJ-UBS CITR which are determined and calculated by Dow Jones in conjunction with UBS without regard to the Securities. Neither Dow Jones nor UBS has any obligation to take the needs of the Securities holders into consideration in determining, composing or calculating the DJ-UBS CI and the DJ-UBS CITR. Dow Jones is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of this Security to be issued or traded or, if applicable, in the determination or calculation of the equation by which this Security is to be converted into cash. Dow Jones has no obligation or liability in connection with the administration, marketing or trading of this Security. This security is not sponsored, endorsed, sold or promoted by Dow Jones.

UBS and its affiliates actively trade commodities, commodity futures and commodity indexes (including the Dow Jones-UBS Commodity IndexSM; the Dow Jones-UBS Commodity Index Total ReturnSM; and related indexes), as well as swaps, options and other derivatives which are linked to the performance of commodities, commodity futures and commodity indexes. This trading activity may affect the value of commodities; commodity indexes (including the Dow Jones-UBS Commodity IndexSM; the Dow Jones UBS Commodity Index Total ReturnSM; and related indexes); sub-indexes of such indexes; components thereof; commodity index swaps linked to such indexes, sub-indexes and components; and products or transactions entered into, issued and/or sponsored by UBS or Dow Jones. UBS and its subsidiaries and affiliates may undertake such trading activity (including but not limited to proprietary trading and trading that they deem appropriate in their sole discretion to hedge their market risk in any transaction) without regard to any effect it may have on products or transactions entered into, issued and/or sponsored by UBS or Dow Jones.

Disclaimer

NEITHER DOW JONES NOR UBS GUARANTEES THE ACCURACY AND/OR COMPLETENESS OF THE DJ-UBS CI AND THE DJ-UBS CITR OR ANY DATA RELATED THERETO AND NEITHER DOW JONES NOR UBS SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. NEITHER DOW JONES NOR UBS MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO THE RESULTS TO BE OBTAINED BY THE PARTIES TO ANY TRANSACTION INVOLVING THE DJ-UBS CI AND THE DJ-UBS CITR OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DJ-UBS CI AND THE DJ-UBS CITR OR ANY DATA RELATED THERETO. NEITHER DOW JONES NOR UBS MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DJ-UBS CI AND THE DJ-UBS CITR OR ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES OR UBS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN DOW JONES AND UBS.

The Commodity Futures Markets

Contracts on physical commodities are traded on regulated futures exchanges, in the over-the-counter market and on various types of physical and electronic trading facilities and markets. At present, all of the contracts included in the DJ-UBS Commodity Index are exchange-traded futures contracts. An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. A futures contract on an index of commodities typically provides for the payment and receipt of a cash settlement based on the value of such commodities. A futures contract provides for a specified settlement month in which the commodity or financial instrument is to be delivered by the seller (whose position is described as “short”) and acquired by the purchaser (whose position is described as “long”) or in which the cash settlement amount is to be made.

There is no purchase price paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin.” This amount varies based on the requirements imposed by the exchange clearing houses, but may be as low as 5% or less of the value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin in the most advantageous form (which may vary depending on the exchange, clearing house or broker involved), a market participant may be able to earn interest on its margin funds, thereby increasing the potential total return that may be realized from an investment in futures contracts. The market participant normally makes to, and receives from, the broker subsequent payments on a daily basis as the price of the futures contract fluctuates. These payments are called “variation margin” and make the existing positions in the futures contract more or less valuable, a process known as “marking to market.”

Futures contracts are traded on organized exchanges, known as “contract markets” in the United States, through the facilities of a centralized clearing house and a brokerage firm which is a member of the clearing house. The clearing house guarantees the performance of each clearing member which is a party to the futures contract by, in effect, taking the opposite side of the transaction. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position. This operates to terminate the position and fix the trader's profit or loss.

U.S. contract markets, as well as brokers and market participants, are subject to regulation by the CFTC. Futures markets outside the United States are generally subject to regulation by comparable regulatory authorities. However, the structure and nature of trading on non-U.S. exchanges may differ from the foregoing description. From its inception to the present, the DJ-UBS Commodity Index has been comprised exclusively of futures contracts traded on regulated exchanges.